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                                                                      EXHIBIT 12

                             MANDALAY RESORT GROUP

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                             (AMOUNTS IN THOUSANDS)

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                                                                                                           THREE MONTHS
                                                               YEARS ENDED JANUARY 31,                    ENDED APRIL 30,
                                                 ----------------------------------------------------   -------------------
                                                   1996       1997       1998       1999       2000       1999       2000
                                                 --------   --------   --------   --------   --------   --------   --------
Income before income tax and extraordinary
  loss.........................................  205,759    163,863    147,922    140,815    103,116     27,427     78,245

Equity earnings of
  less-than-fifty-percent-owned venture not
  distributed..................................   (6,336)    (1,042)        --         --         --         --         --

Fixed charges:
  Interest expense.............................   51,537     54,681     88,847     95,541    165,670     33,507     49,487
  Proportionate share joint venture interest...    5,616     15,567     15,551     12,275     11,085      2,802      2,705
  Rentals representing an interest factor
    ( 1/3 of operating rental expense).........    1,138      1,290      1,070      1,151      9,329      1,093      8,086
                                                 -------    -------    -------    -------    -------     ------    -------

Earnings as defined............................  257,714    234,359    253,390    249,782    289,200     64,829    138,523
                                                 =======    =======    =======    =======    =======     ======    =======

Fixed charges (including capitalized items):
  Interest expense.............................   51,537     54,681     88,847     95,541    165,670     33,507     49,487
  Proportionate share joint venture interest...    5,616     15,567     15,551     12,275     11,085      2,802      2,705
  Capitalized interest.........................    8,581     15,996     22,027     45,518     10,984      7,688      1,729
  Rentals representing an interest factor......    1,138      1,290      1,070      1,151      9,329      1,093      8,086
                                                 -------    -------    -------    -------    -------     ------    -------

Fixed charges as defined.......................   66,872     87,534    127,495    154,485    197,068     45,090     62,007
                                                 =======    =======    =======    =======    =======     ======    =======

Ratio of Earnings to Fixed Charges.............     3.85       2.68       1.99       1.62       1.47       1.44       2.23
                                                 =======    =======    =======    =======    =======     ======    =======
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